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Exhibit 4

31 March 2003

201/03—jmd

For immediate release

DRD TAKES FURTHER LEGAL PROCEEDINGS AGAINST FORMER CFO

        Durban Roodepoort Deep, Ltd (JSE: DUR; ASX: DRD) has taken further steps in its ongoing recovery of funds misappropriated from the group during the 2000 financial year.

        DRD has begun two more sets of proceedings against Mr Charles Mostert, former Chief Financial Officer and head of its Australasian operations.

        The Supreme Court of Western Australia proceedings relate to three payments that Mr Mostert caused DRD subsidiaries to make:

  •
  A$442,000 paid to Cartier Management Pty Ltd;

  •
  A$260,000 paid to Goldspark Ltd; and

  •
  US$200,000 paid to Transit Securities Inc.

        DRD believes that the group received nothing in return for any of these payments, and that Mr Mostert acted in breach of his director's duties when he caused them to be made.

        DRD is seeking compensation from Mr Mostert for its loss, being the amounts paid out together with interest and costs.

        DRD Chairman and Chief Executive Officer Mark Wellesley Wood said that DRD had already recouped several million dollars from the recovery process.

        "DRD is attempting to recover more than A$1 million from Mr Mostert in these proceedings alone.

        "The payments involved are representative of the types of transactions at which DRD's recovery process is aimed," Mr Wellesley Wood said.

        DRD has already instituted separate proceedings in the Supreme Court of Western Australia against Mr Mostert, Mr John Stratton and other parties.

        DRD anticipates instituting further proceedings in the near future in relation to the Rawas transaction against these and other parties in both South Africa and Australia.

Queries:	Ilja Graulich, Durban Roodepoort Deep, Limited +27 11 381 7800 (office) +27 83 604 0820 (mobile)
James Duncan, Russell & Associates +27 11 880 3924 (office) +27 82 892 8052 (mobile)
Paul Downie, Porter Novelli (Perth) +61 8 9386 1233 (office) +61 414 947 129 (mobile)

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DRD TAKES FURTHER LEGAL PROCEEDINGS AGAINST FORMER CFO